Exhibit 99.(a)(1)(L)

Form of

Confirmation of Amendment

To:	[Employee Name]

From:	Ruchita Singhal

Date:	January [ ], 2007

Re:	Confirmation of Participation in the Offer to Amend Eligible Outstanding Stock Options

This is to confirm your participation in Conor Medsystems, Inc.’s (“Conor”) Offer to Amend Eligible Outstanding Stock Options (the “Offer”). Terms not explicitly defined in this Confirmation of Amendment have the same definitions as those used in the Offer. The Eligible Option(s) held by you that have been amended are identified below:

Option Number

Option Grant Date

Option Type

Option Price

Option Amendment Date

If you have questions regarding the above, please contact Ruchita Singhal at (650) 614-4115.